RESTATED ARTICLES OF INCORPORATION
                                       OF
                             HARMON INDUSTRIES, INC.


      The undersigned, for the purpose of adopting Restated Articles of Incorporation under The General Business and Corporation Law of Missouri, Chapter 351 RSMO, hereby adopt the following Restated Articles of Incorporation as the Articles of Incorporation of Harmon Industries, Inc., a Missouri corporation (the "Corporation"), and hereby certify that said Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended, and that the Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.
                                    Article I

      The name of this Corporation is Harmon Industries, Inc.

                                   Article II

      The address of the Corporation's registered office in the State of Missouri is 2600 Grand Avenue, Kansas City, Missouri 64108, and the name of its registered agent at that address is James O. Selzer.

                                   Article III

       The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, all of which will be common stock having a par value of Twenty-Five Cents ($.25) per share.

      No holder of common stock of the Corporation shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized or of any bonds, debentures, or other securities convertible into stock of any class, and all such additional shares of stock, bonds, debentures, or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors in its absolute discretion, may deem advisable.

                                   Article IV

      The number of shares of common stock to be issued before the Corporation shall commence business is Five (5), and the consideration to be paid therefor and the capital with which the Corporation shall commence business is Five Hundred ($500.00) Dollars, all of said Five (5) shares having first been duly subscribed by the incorporators and paid up in cash at the rate of One Hundred ($100.00) Dollars per share, which said sum is in the hands of the subscribers and incorporators.

                                    Article V

      The names and places of residence of the initial shareholders and the number of shares of stock subscribed by each are as follows:

      Name                     Residence                No. of Shares
      ----                     ---------                -------------
Robert C. Harmon          Route #1, Grain Valley, MO        3
Robert E. Harmon          Route #1, Grain Valley, MO        1
Mildred I. Harmon         Route #1, Grain Valley, MO        1

                                   Article VI

      The number of Directors to constitute the current Board of Directors of the Corporation is ten. Hereafter, the number of Directors of the Corporation shall be fixed by, or in the manner provided in, its Bylaws; provided, that the Board of Directors shall be no less than seven nor more than twelve. Any changes in the number of Directors shall be reported to the Secretary of State of the State of Missouri within 30 calendar days of such change.

                                   Article VII

      The duration and number of years the Corporation is to continue shall be perpetual.

                                  Article VIII

      The Corporation is formed for the following purposes: 1. To design, manufacture, repair, buy, sell, job, distribute and otherwise acquire or dispose of, and to deal in any and all kinds of electronic, electrical or atomic equipment, supplies, parts, appliances, apparatus, or merchandise incident thereto.

      2. To engage in any lawful act or activity for which corporations may be organized under The General and Business Corporation Law of Missouri.

                                   Article IX

      The Board of Directors may repeal or amend the Bylaws of this Corporation and may adopt new or additional Bylaws.

      The foregoing Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation on May 12, 1998.

      IN WITNESS WHEREOF, the undersigned Charles M. Foudree, Executive Vice President-Finance of the Corporation, has executed this instrument and James O. Selzer, Assistant Secretary of the Corporation, has affixed its corporate seal hereto and attested said seal on the 19th day of May, 1998.


                               HARMON INDUSTRIES, INC.


                               By:  /s/ Charles M. Fondree
                                    ----------------------
                                    Charles M. Foudree
                                    Executive Vice President -
                                    Finance



                               By:  /s/ James O. Selzer
                                    -------------------
                                    James O. Selzer
                                    Assistant Secretary

STATE OF MISSOURI    )
                     )  ss
COUNTY OF JACKSON    )

     I, Patricia J. Beebe, a notary public, do hereby certify that on this 19th day of May, 1998, personally appeared before me CHARLES M. FOUDREE, who, being by me first duly sworn, declared that he is the Executive Vice President-Finance of Harmon Industries, Inc., that he signed the foregoing document as Executive Vice President-Finance of the Corporation, and that the statements therein contained are true.


                               /s/ Patricia J. Beebe
                               ---------------------
                                    Notary Public

(Notarial Seal)



My Commission Expires:

9/30/01